Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports First Quarter 2017 Results

-- Board Adopts New $100 Million Share Repurchase Program --

ATLANTA – April 26, 2017 – Interface, Inc. (Nasdaq: TILE), a worldwide modular flooring company and global leader in sustainability, today announced results for the first quarter ended April 2, 2017.

“As we continue to advance our strategic agenda to become the world’s most valuable interior products and services company, we delivered solid financial results in the first quarter, including a new record for first quarter gross margin, largely driven by improvements in the Americas and Europe,” said Jay D. Gould, president and chief executive officer of Interface. “We saw a shift in momentum leading into 2017, with orders up year-over-year compared with the first quarter of 2016. In addition, our Board approved a new $100 million stock repurchase program that demonstrates their support of our long-term strategy and belief in our growth prospects. Stock repurchases are an important aspect of our capital allocation strategy as we focus on delivering long-term value for our shareowners.”

Interface launched its first modular resilient flooring offering, a luxury vinyl tile collection, in the middle of the first quarter in the Americas region, following a soft launch in select U.S. cities in 2016. LVT orders are showing early signs of momentum with initial sales flowing through the first quarter. Global rollouts continue over the next two quarters, and the Company expects to see more sales volume specific to LVT, particularly in the back half of the year.

First Quarter 2017 Financial Summary & Highlights

Sales: On a constant currency basis, sales for the first quarter of 2017 were $223.4 million, up 0.4% over the prior year period. As reported, 2017 first quarter sales were $221.1 million, down 0.7% from sales of $222.6 million in the first quarter of 2016. Growth in the Americas and Australia effectively balanced weakness in Asia.

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In the Americas, our first quarter sales were up 0.5% year-over-year. Declines in the U.S. and Latin America were bolstered by gains in Canada. In addition, LVT sales are beginning to flow through and order volume is showing momentum toward the Company’s full year target.

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In Europe, sales were up 2.9% in local currency with strong growth in Germany, as well as a welcome uptick in the U.K., offset by declines in Southern Europe and Holland. As translated into U.S. dollars, sales in Europe were down 3% for the quarter.

●	In the Asia-Pacific region, sales were down 2.5%, primarily as a result of a decline in Asia, which was partially offset by an increase in Australia.
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On a global market segmentation basis, 2017 first quarter sales were up year-over-year across government, education, and hospitality segments, balancing slight declines in corporate office and retail, and a larger decline in healthcare, compared to the first quarter of 2016.

In the 2017 first quarter, orders were up 3.8% year-over-year on a constant currency basis. Year-to-date, order growth is up 3% on a constant currency basis, tracking toward our 2017 targets.

Operating Income: As previously reported, the Company recorded a restructuring and asset impairment charge of $7.3 million in the first quarter of 2017, primarily for lease exit costs and asset impairments associated with the restructuring of its FLOR business. Excluding the charge, first quarter 2017 operating income was up 8% to $22.6 million, or 10.2% of sales, compared with operating income of $21.0 million, or 9.4% of sales, in the prior year period. Including the charge, first quarter 2017 operating income was $15.3 million.

The Company had a record first quarter gross margin of 39.7% (up 80 basis points versus the prior year period) driven by improvements in the Americas and Europe. In the first quarter of 2017, SG&A expenses were $65.2 million, which was in-line with the Company’s targeted annual run rate. As a percentage of sales, SG&A expenses were flat year-over-year at 29.5%.

Net Income:  Net income during the first quarter of 2017 was $13.2 million, or $0.21 per diluted share, excluding the restructuring and asset impairment charge, which was an increase over prior year net income of $12.9 million, or $0.20 per diluted share. Including the charge, net income in the first quarter of 2017 was $8.5 million, or $0.13 per diluted share.

Interface is focused on delivering the operational fundamentals to support growth across its core carpet tile and its new modular resilient flooring business. From a gross margin standpoint, the Company expects some contraction during the remainder of the year as a result of the FLOR restructuring and related store closures, as well as inflation of raw material costs.

“Overall, we delivered solid first quarter results in what is historically our slowest quarter of the year. With the fundamentals in place, we remain committed to our full year plan, which includes 3-4% top line growth, 38.0-38.5% gross margin, and $260-265 million in SG&A expenses,” Gould concluded.

Share Repurchase Program

The Company also announced that its Board of Directors adopted a new share repurchase program in which the Company is authorized to repurchase up to $100 million of its outstanding shares of common stock, commencing as of today. This announcement follows the completion in the 2017 first quarter of the Company’s previously announced $50 million share repurchase program adopted in April 2016. The new program is subject to obtaining an amendment of the Company’s syndicated credit facility to permit the repurchase of the fully authorized amount, and the program has no specific expiration date. Purchases made pursuant to the program may be made in either the open market or in privately negotiated transactions from time to time, including pursuant to a 10b5-1 plan, as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program does not require the Company to repurchase any specific number or amount of shares and may be amended, suspended or discontinued at any time in the Company’s discretion and without notice.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, April 27, 2017, at 9:00 a.m. Eastern Time, to discuss its first quarter 2017 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/q3n3b7z6/lan/en or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

About Interface

Interface, Inc. is the world’s largest manufacturer of modular carpet, and recently expanded into modular resilient flooring with a new luxury vinyl tile line. Our hard and soft tiles are designed to work together in an integrated flooring system. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. Our mission, Climate Take Back™, focuses on driving positive impacts in the world to create a climate fit for life. For additional information: interface.com and blog.interface.com. Follow Interface on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2017, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/2/17	4/3/16

Net Sales	$221,102	$222,554
Cost of Sales	133,300	135,922
Gross Profit	87,802	86,632
Selling, General & Administrative Expenses	65,175	65,605
Restructuring and Asset Impairment Charges	7,299	--
Operating Income	15,328	21,027
Interest Expense	1,617	1,519
Other Expense, Net	933	449
Income Before Taxes	12,778	19,059
Income Tax Expense	4,231	6,165
Net Income	$8,547	$12,894

Earnings Per Share – Basic	$0.13	$0.20

Earnings Per Share – Diluted	$0.13	$0.20

Common Shares Outstanding – Basic	64,081	65,685
Common Shares Outstanding – Diluted	64,123	65,723

Orders Received	$227,700	$221,900

Consolidated Condensed Balance Sheets
(In thousands)	4/2/17	1/1/17
Assets

Cash	$80,046	$165,672
Accounts Receivable	116,674	126,004
Inventory	177,725	156,083
Other Current Assets	26,790	23,123
Total Current Assets	401,235	470,882
Property, Plant & Equipment	204,442	204,508
Other Assets	168,053	160,049
Total Assets	$773,730	$835,439

Liabilities
Accounts Payable	48,316	45,380
Accrued Liabilities	92,307	98,703
Current Portion of Long-Term Debt	15,000	15,000
Total Current Liabilities	155,623	159,083
Long-Term Debt	208,035	255,347
Other Long-Term Liabilities	79,043	80,280
Total Liabilities	442,701	494,710
Shareholders’ Equity	331,029	340,729
Total Liabilities and Shareholders’ Equity	$773,730	$835,439

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In thousands)	4/2/17		4/3/16

Net Income		$8,547		$12,894
Depreciation and Amortization		8,244		7,517
Stock Compensation Amortization		1,115		1,258
Deferred Income Taxes and Other Items		920		1,946
Change in Working Capital
Accounts Receivable	11,661		13,242
Inventories	(18,610)		(9,387)
Prepaids and Other Current Assets	(3,313)		(63)
Accounts Payable and Accrued Expenses	(1,169)		(27,079)
Cash Provided by (Used in) Operating Activities		7,395		328
Cash Used in Investing Activities		(8,883)		(4,731)
Cash Provided by (Used in) Financing Activities		(86,825)		9,695
Effect of Exchange Rate Changes on Cash		2,687		2,224
Net Increase (Decrease) in Cash		$(85,626)		$7,516

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In millions, except per share data)

Three Months Ended
4/2/17
Net Sales with Foreign Currency Held Neutral	$223.4
Impact of changes in foreign currency	(2.3)
Net Sales, As Reported	$221.1

Three Months Ended
4/2/17
Operating Income, excluding Restructuring and Asset Impairment Charges	$22.6
Restructuring and Asset Impairment Charges	(7.3)
Operating Income, As Reported	$15.3

Three Months Ended
4/2/17
Net Income, excluding Restructuring and Asset Impairment Charges	$13.2
Restructuring and Asset Impairment Charges (net of tax of 2.6 million)	(4.7)
Net Income, As Reported	$8.5

Three Months Ended
4/2/17
Diluted Earnings Per Share, excluding Restructuring and Asset Impairment Charges	$0.21
Restructuring and Asset Impairment Charges (net of tax)	(0.07)
Diluted Earnings Per Share, As Reported	$0.13

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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